Exhibit 99.1

NEWS RELEASE

BIO-key® International, Inc.

Reports Record Third Quarter 2014 Financial Results

YTD Sales Growth of 84%; Strong Q4 Visibility; $1.43 million of additional financing

Wall, NJ, November 13, 2014 – BIO-key International, Inc. (OTCQB: BKYI), a leader in fingerprint biometric identification technologies, cloud-based mobile credentialing and identity verification solutions, today reported record financial results for the third quarter of 2014, including strong visibility for Q4 2014.

Three-Month Comparison

Total revenue for the three months ended September 30, 2014 was $1,283,847, compared to Q3’13 revenue of $431,576, an increase of approximately 197%. Sales grew largely as a result of higher license sales, but also higher service revenue. “We had a good third quarter. In fact, it was the best Q3 on record for the Company, exceeding expectations.” stated Michael DePasquale, BIO-key Chairman and CEO. “We have seen some volatility this year, but as the industry and we emerge into the mainstream, sales for the first nine months of 2014 have grown 84%, year over year. Importantly, we head into Q4 with a solid backlog, providing visibility and confidence. We expect 2014 to be a record year for BIO-key as a stand-alone biometric company.”

Q3’14 gross margin increased to 81% from 76% in Q3’13. Operating expenses for Q3’14 increased 20%, to $1,314,513 from approximately $1,094,308 in Q3’13, and were flat sequentially. Net loss for Q3’14 was ($51,526), which decreased from Q3’13 net loss of ($782,554). Q3’14 EPS was less than ($0.01) versus Q3’13 EPS of ($0.01). Mr. DePasquale continued “During Q3, we pursued new pipeline opportunities, including numerous healthcare deals. Our strategic partners are starting to produce deal-flow for us and we won a couple of these opportunities in the quarter. Further, we began developing a true VAR channel, the third tier of our sales platform. While we won’t include potentially significant one-off opportunities in our guidance, we are actively pursuing a few, including previously mentioned bank-related opportunities that could materially enhance our Q4 and 2015 outlook.”

Nine-Month Comparison

Total revenue for the nine months ended September 30, 2014 was $3,054,158, compared to $1,658,476 for the same period ending September 30, 2013, an increase of 84%.

For the nine-month period ended September 30, 2014, gross margin increased to 83% from 81% the corresponding period in 2013. Operating expenses for the period increased 36%, year over year, to $4,024,201, from approximately $2,956,668 in 2013. Net loss for the nine months ended September 30, 2014 was ($1,377,026), or ($0.01) per share, which decreased from net loss of ($1,652,963), or ($0.02) per share, for the period ended September 30, 2013.

Liquidity and Capital Resources

The Company reported cash, cash equivalents, and accounts receivables of $798,753 as of September 30, 2014, as compared to $902,578 at June 30, 2014. Subsequent to quarter end, the Company today announced they it raised additional working capital of $1,431,666 through the issuance of 14,316,664 shares of common stock and warrants to purchase an additional 21,474,997 shares of common stock in a private placement transaction. For each share purchased, investors also surrendered to us for cancellation, a warrant to acquire one share of our common stock previously issued. In connection with the transaction, we are obligated to effect a 1-for-2 reverse split of our common stock and register the public resale of the both the shares of common stock issued and the shares underlying the warrants. Warrants to purchase 50% of the shares are immediately exercisable and the balance are exercisable upon completion of the 1-for-2 reverse split of our outstanding shares. The warrants have a term of five years and are exercisable at $0.15 per share, subject to “full ratchet” anti-dilution adjustment. In addition, if at any time within two years after the effective date of the registration statement we issue shares of common stock at a price lower than $0.10 per share, we will be required to issue additional shares of common stock. Mr. DePasquale concluded, “Working capital management is critically important at this time and we continue to incorporate disciplined forecasting and budgeting methods to maximize our ability to grow the business. There is no doubt the industry is taking off and, with it, we are currently experiencing double digit growth. It’s a very exciting time for BIO-key.”

Highlights from the second quarter included:

•	NCR expanded the utilization of BIO-key’s fingerprint authentication solutions for P.O.S. terminals with their retail customers including Arby’s and Wendy’s.
•

Entered into strategic agreements with NEXT Biometrics Group ASA. The partnership will focus on opportunities for mobile authentication using our software and the distribution of low cost – high quality fingerprint readers.

•	Secured a contract to provide software to a leading provider of health insurance in Austria. The opportunity was introduced to BIO-key through an international IBM reseller.
•	Established second joint customer with healthcare integration partner HealthCast, providing fingerprint authentication for accessing electronic health records for a leading hospital system.
•	Received purchase order from our existing customer Allscripts, to provide fingerprint authentication for accessing electronic health records.
•	Continued our work with IDEX for the development of a small sensor correlation algorithm to pair with their upcoming product offerings.
•	Launched two finger sensor offerings: SideSwipe™ and DASH. The two new products are offered at price-points 50% less than traditional fingerprint readers available in the market today.

2014 Fourth Quarter Outlook

For the fourth quarter ’14, the Company expects revenue between $1,000,000 and $1,700,000 and gross margin of approximately 85%. The Company expects to generate operating income with incremental revenue above $1.5 million. Further, the Company expects a modest backlog at the end of Q4’14.

Conference Call and Webcast

In conjunction with this release, BIO-key has scheduled a conference call, which will be broadcast live over the Internet on Thursday, November 13, 2014 at 10:00am Eastern Standard Time. Participate live via phone by dialing 1-877-317-6789 (U.S.) 412-317-6789 (International) and asking for the BIO-key Call at least 10 minutes prior to the start time. A streaming audio replay of the webcast will be available shortly after the call on www.bio-key.com for a period of thirty days. You can also access the recorded call by dialing 1-877-344-7529 (U.S.) 1-412-317-0088 (International) and using access code 10055289.

Investor & Media Contact:

Jay Meier, Vice President Corporate Development, BIO-key Intl, Inc.

Phone: 651-789-6116 email: Jay.meier@bio-key.com

PART I -- FINANCIAL INFORMATION

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$167,179	$2,023,349
Accounts receivable, net of allowance for doubtful accounts of $20,526 at September 30, 2014 and December 31, 2013	631,574	284,025
Due from factor	21,708	2,449
Inventory	12,025	9,376
Prepaid expenses and other	80,586	73,482
Total current assets	913,072	2,392,681
Equipment and leasehold improvements, net	104,510	125,062
Deposits and other assets	8,712	8,712
Intangible assets—less accumulated amortization	164,745	174,950
Total non-current assets	277,967	308,724
TOTAL ASSETS	$1,191,039	$2,701,405

LIABILITIES
Accounts payable	$457,278	$540,912
Accrued liabilities	482,537	338,321
Deferred revenue	431,103	528,160
Total current liabilities	1,370,918	1,407,393
Warrant liabilities	83,327	243,077
TOTAL LIABILITIES	1,454,245	1,650,470

Commitments and contingencies

STOCKHOLDERS’ (DEFICIT) EQUITY:
Common stock — authorized, 170,000,000 shares; $.0001 par value issued and outstanding; 116,052,320 at September 30, 2014 and 115,842,315 as of December 31, 2013	11,605	11,584
Additional paid-in capital	55,972,787	55,909,923
Accumulated deficit	(56,247,598)	(54,870,572)
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(263,206)	1,050,935
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$1,191,039	$2,701,405

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Revenues
Services	$496,127	$246,760	$1,027,069	$781,172
License fees and other	787,720	184,816	2,027,089	877,304
	1,283,847	431,576	3,054,158	1,658,476
Costs and other expenses
Cost of services	144,224	47,531	296,504	116,395
Cost of license fees and other	99,730	55,439	225,925	199,353
	243,954	102,970	522,429	315,748
Gross Profit	1,039,893	328,606	2,531,729	1,342,728

Operating Expenses
Selling, general and administrative	989,521	740,725	2,741,665	2,054,110
Research, development and engineering	324,992	353,583	1,282,536	902,558
	1,314,513	1,094,308	4,024,201	2,956,668
Operating loss	(274,620)	(765,702)	(1,492,472)	(1,613,940)
Other income (expense)
Interest income (expense)	2	(13,942)	5	(36,113)
Gain on derivative liabilities	223,892	-	117,153	-
Income taxes	(800)	(2,910)	(1,712)	(2,910)
	223,094	(16,852)	115,446	(39,023)

Net loss	$(51,526)	$(782,554)	$(1,377,026)	$(1,652,963)

Basic and Diluted Loss per Common Share	$(0.00)	$(0.01)	$(0.01)	$(0.02)

Weighted Average Shares Outstanding:
Basic and Diluted	116,052,320	89,844,062	115,978,126	86,194,591

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

 BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2014	2013

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,377,026)	$(1,652,963)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation	29,905	18,351
Amortization
Intangible assets	10,205	8,453
Deferred costs	-	11,776
Gain on derivative liabilities	(117,153)	-
Share-based compensation	170,282	62,272
Other	6	-
Change in assets and liabilities:
Accounts receivable	(347,549)	508,933
Due from factor	(19,259)	179,994
Inventory	(2,649)	(1,494)
Prepaid expenses and other	(7,104)	(22,644)
Accounts payable	(83,634)	(489,453)
Accrued liabilities	144,216	(181,172)
Deferred revenue	(97,057)	(206,505)
Net cash used for operating activities	(1,696,817)	(1,764,452)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,353)	(23,446)
Net cash used for investing activities	(9,353)	(23,446)
CASH FLOW FROM FINANCING ACTIVITIES:
Repurchase of outstanding warrants	(150,000)	-
Issuance of common stock	-	1,952,693
Repayment of notes payable – related party	-	(321,428)
Proceeds from issuance of Note Payable	-	497,307
Costs to issue common stock	-	(142,133)
Financing costs for Note Payable	-	(57,202)
Net cash (used for) provided by financing activities	(150,000)	1,929,237
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,856,170)	141,339
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,023,349	83,989
CASH AND CASH EQUIVALENTS, END OF PERIOD	$167,179	$225,328

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release and in other public statements by the Company and Company officers include or may contain certain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition between us and other companies in the biometric technology industry; market acceptance of biometric products generally and our products under development; delays in the development of products and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.